Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

March 12, 2019

Synthorx, Inc.

11099 North Torrey Pines Road, Suite 190

La Jolla, CA 92037

Ladies and Gentlemen:

We have acted as counsel to Synthorx, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,605,197 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,284,158 shares reserved for issuance pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), and (ii) 321,039 shares reserved for issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the 2018 Plan and the 2018 ESPP and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2018 Plan and the 2018 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Synthorx

March 12, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:   /s/ Kenneth J. Rollins

Kenneth J. Rollins

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com